Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Corbus Pharmaceuticals Holdings, Inc. and Subsidiaries on Form S-3 (No. 333-237588) and Form S-8 (Nos. 333-200350, 333-201898, 333-210428, 333-216547, 333-223745, 333-230219 and 333-237240) of our report dated March 15, 2021, on our audits of the consolidated financial statements as of December 31, 2020 and 2019 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 15, 2021.

/s/ EisnerAmper LLP
EISNERAMPER LLP
Philadelphia, Pennsylvania
March 15, 2021